Exhibit 99.1


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                      MKTG SERVICES, INC. AND SUBSIDIARIES
                      CONDENSED CONSOLIDATED BALANCE SHEET
                                   (unaudited)

                                                                            January 31, 2003
ASSETS

Current assets:
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    Cash and cash equivalents                                                  $   1,844,157
    Accounts receivable, net of allowance for doubtful
       accounts of $94,000                                                         1,381,273
    Restricted cash                                                                        -
Other current assets                                                               1,293,941
                                                                                 -----------
        Total current assets                                                       4,519,371

Intangible assets, net                                                             2,305,553
Property and equipment, net                                                          805,254
Related party note receivable                                                      1,019,029
Other assets                                                                          32,420
                                                                                 -----------
        Total assets                                                             $ 8,681,627
                                                                                 ===========

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
    Short - term borrowing                                                        $   14,487
Accounts payable-trade                                                               328,590
 Accrued expenses and other current liabilities                                    1,812,918
Net liabilities of discontinued operations                                         1,474,290
Current portion of capital lease obligations                                               -
    Current portion of long-term obligations                                         298,824
                                                                                 -----------
        Total current liabilities                                                  3,929,109

Capital lease obligations, net of current portion                                          -
Long-term obligations, net of current portion                                              -
Other liabilities                                                                  1,348,804
                                                                                   ---------
        Total liabilities                                                          5,277,913

Minority interest in preferred stock of discontinued subsidiary                      280,946

Commitments and contingencies
Stockholders' equity:
    Common stock - $.01 par value; 9,375,000 authorized; 1,101,198
      shares issued as of January 31, 2003                                            11,011
    Additional paid-in capital                                                   220,258,236
    Accumulated deficit                                                         (215,752,769)
    Less:  8,832 shares of common stock in treasury, at cost                      (1,393,710)
                                                                                 -----------
        Total stockholders' equity                                                 3,122,768
                                                                                  ----------
        Total liabilities and stockholders' equity                               $ 8,681,627
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